The Moret Group Selects Summit Global Logistics

Leading 3PL to Perform Distribution in Mira Loma, CA Facility

East Rutherford, NJ October 29, 2007

Summit Global Logistics (www.summitgl.com) a recognized leader in integrated logistics services to the fashion apparel and retail industry, today announced that they have entered into a multi-year, multi-million dollar agreement with The Moret Group to perform third party logistics services at their FMI International facility in Mira Loma, CA.

After a comprehensive search, The Moret Group awarded the distribution for several of their subsidiary companies, such as SBH Intimates, High Point Design, Jacques Moret and H Best, to FMI. The Moret Group also operates under well known brands, such as Alvin Valley, 2(x)ist, Jacques Moret and Scanty, and holds license agreements with brands such as Jockey, Etonic, Candies, Everlast, Norma Kamali, and Donna Karan.

“This initiative required enormous diligence and collaboration between FMI and The Moret Group management teams in order to properly engineer the systems and material handling equipment to support the various divisional requirements within our company,” said Gary Herwitz, Chief Operating Officer of The Moret Group. “In the end, we believe that FMI has technology, facilities and management expertise in place to handle our business and maintain our high standards for unit replenishment, and satisfy the requirements of our customers.”

“We are very excited about securing this business at our Mira Loma facility. We believe it is a perfect fit for The Moret Group”, said Robert J. O’Neill, President of FMI. “Our experience in apparel and footwear distribution, along with our continued investment in logistics technology, continues to provide our customers with leading edge replenishment and distribution services. We look forward to a long and mutually rewarding partnership with The Moret Group.”

Robert A. Agresti, the President and CEO of Summit Global Logistics added, “These opportunities perfectly fit the Company’s business and will also improve the Company’s revenue outlook.”

He continued, “This win further strengthens our presence in the retail and wholesale apparel markets, and it is a testament to our commitment to be the best third party logistics provider to this community.”

About Summit Global Logistics

Summit International Logistics, headquartered in East Rutherford, NJ is an international supply chain management firm serving importers and exporters in North America, China, Asia, Eastern Europe and the Middle East. Summit provides unmatched last-mile delivery execution and a full range of customized services with full shipment visibility to support customer satisfaction and improved inventory management. Unlike the international giants, Summit delivers personal and attentive service and their experienced professional representatives are available to meet your challenges at all times.

About FMI International

FMI International, headquartered in Carteret, NJ, was founded in 1979 as an international freight forwarder. The company has grown into a leading provider of integrated logistics services with over 600 employees and operations in the three largest U.S. gateways (NY/NJ, Miami and Southern California). The company’s strategic locations and expertise in handling footwear, apparel, garments-on-hangers and general department store merchandise has gained them the reputation has a high quality service provider for more than twenty-five years. Some of the world’s leading fashion apparel manufacturers and retailers turn to FMI for unsurpassed logistics service. FMI is a wholly-owned subsidiary of Summit Global Logistics (www.summitgl.com) For more information on FMI, please visit our website, www.fmiint.com, or call (732) 750-9000

About The Moret Group

The Moret Group is one of the largest manufacturers of activewear, bodywear and intimates in the United States. Established in 1975 by Ralph and Joey Harary, Jacques Moret has an unparalleled reputation within the apparel industry. Known for its very high levels of customer service and fulfillment rates, Jacques Moret is now the leading replenishment supplier of both branded and private label activewear and intimates in department stores, mass merchandisers and sporting goods chains nationwide.

The core business is built around the strength of its proprietary brand names: Jacques Moret, MoretUltra, and 2(X)ist. Additionally the group licenses and partners with some of the most recognizable brands in America, including Jockey, Freestyle by Danskin, Mudd, Everlast , Etonic and DKNY.

Forward-Looking Statements

This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). Forward-looking statements include all statements that do not relate solely to historical or current facts. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers' compensation claims experience; collectibility of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.

Investor Relations Contact	Media Contact:
Samantha Scott	Thomas Wyville
Summit Global Logistics	FMI International
201-806-3700 Ext. 205	732-750-9000 Ext. 128
sscott@summitgl.com	twyville@fmiint.com